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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-98741) and related Prospectus of Charming Shoppes, Inc. for the registration of $150,000,000 principal amount of Senior Convertible Notes due 2012 and the Common Stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated March 11, 2002 with respect to the consolidated financial statements of Charming Shoppes, Inc. included in its Annual Report (Form 10-K) for the year ended February 2, 2002, filed with the Securities and Exchange Commission.

                                                 /S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
September 26, 2002